Exhibit 99-1

NYSEG TO FILE FOR A 9.5% ELECTRICITY RATE DECREASE
Proposed Six-Year Plan Includes Extension of Voice Your Choice
and the NYSEG Fixed Price Supply Option

FOR IMMEDIATE RELEASE

         Rochester, NY, September 30, 2005 - NYSEG today will file an electricity rate plan that would extend its current plan six years from 2007 to 2012. Highlights of the proposed plan to be filed with the New York State Public Service Commission (PSC) include:

  An electricity rate decrease of 9.5% or $71.2 million beginning September 1, 2006;
  An extension of NYSEG's successful Voice Your Choice program, which enables NYSEG customers to choose from a full menu of electricity supply options, including a fixed price supply option that protects consumers from volatile energy prices;
  Continuation of NYSEG's Power Partner program for low-income customers;
  Continued sharing, with customers, of earnings above an established level. Over the past four years, this earnings sharing mechanism, which is included in NYSEG's current rate plan, has provided customers with $71 million of benefits and is expected to provide more than $100 million of benefits by the end of 2005; and
  A $30 million increase in economic development funding to $90 million over the six-year rate period.

         "This plan is good news for NYSEG's customers. We are very pleased to offer our customers a rate decrease especially during a time when energy prices continue to be volatile," said Jim Laurito, NYSEG's president and chief executive officer. "In addition to a 9.5% reduction in their electricity rates, this plan would continue NYSEG's successful Voice Your Choice program. Our customers have spoken loud and clear about choice. They want to be able to choose their electricity supplier, and they value a fixed price option that provides price certainty and protects them from escalating energy prices. In fact, eight out of 10 customers have chosen the fixed price supply option offered by NYSEG."

         More than 255,000 NYSEG electricity customers chose an electricity supplier during the company's 2004 Voice Your Choice enrollment period, a 70% increase in participation over 2002 when the program began.

         NYSEG's proposed electricity rate plan would also enable the company to continue making the infrastructure investments necessary to support reliable delivery of electricity. NYSEG expects these investments to total almost $500 million through 2012.

         "We are very proud that a recent J.D. Power and Associates residential customer satisfaction survey ranked Energy East's electric utilities, including NYSEG, second out of 15 utilities in the eastern U.S.," Laurito said. "Our goal is to continue to achieve these outstanding customer service results, which reflect our commitment to infrastructure investments, fair rates, and service choices that include a fixed price electricity supply option to protect customers when energy prices are skyrocketing."

         The overall $71.2 million net electricity rate decrease reflects a decrease in the non-bypassable wires charge due to expiring non-utility generator contracts and an increase in delivery charges due to increased investment in reliability projects and increased operating expenses. After being adjusted, the delivery rates would then be frozen until 2012.

         Laurito said the NYSEG proposal and the Voice Your Choice program support the PSC's policy to further customer choice and would continue to provide a level playing field for competitive energy services companies that provide electricity supply service to NYSEG customers.

About NYSEG: NYSEG is a subsidiary of Energy East Corporation [NYSE:EAS], a super-regional energy services and delivery company in the Northeast. We serve 854,000 electricity customers and 254,000 natural gas customers across more than 40% of upstate New York. By providing outstanding customer service, promoting competition and focusing on growth, we will continue to be a valuable asset to the communities we serve. For more information about NYSEG, visit nyseg.com.

Forward-looking Statements: The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for certain forward-looking statements. This news release contains certain forward-looking statements that are based on management's current expectations and information that is currently available. Whenever used in this report, the words "estimate," "expect," "believe," "anticipate," or similar expressions are intended to identify such forward- looking statements. For a discussion of certain risks and uncertainties, which could cause actual results to differ from those contained in the forward- looking statements, see "Forward-looking Statements" in Energy East's Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Quarterly Reports on Form 10-Q.

Contact:	Clayton Ellis NYSEG Corporate Communications 607.762.7336